Exhibit 5.2

September 30, 2022

Selina Hospitality Plc

6th Floor, 2 London Wall Place

Barbican, London EC2Y 5AU

England

Re:  Registration Statement on Form F-4

(Registration No. 333-266715)

Ladies and Gentlemen:

We have acted as United States counsel to Selina Hospital Plc, a company incorporated in England and Wales under English law (the “Company”), in connection with the registration by the Company with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”) of 14,241,666 warrants entitling the holder to purchase one ordinary share (each a “Company Share”) in the capital of the Company at a price of USD $11.50 per Company Share (the “Company Warrants”), pursuant to a Registration Statement on Form F-4, Registration No. 333-236581, as amended (the “Registration Statement”).

The Company Warrants will be governed by the Warrant Agreement dated as of February 23, 2021, between BOA Acquisition Corp., a Delaware corporation (“BOA”) and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”), pursuant to which the Warrants were issued (the “Original Warrant Agreement”), as modified by an amended and restated warrant agreement (the “Amended and Restated Warrant Agreement”) to be entered into by and among the Company, BOA, and the Warrant Agent. Upon consummation of the business combination contemplated by that certain Agreement and Plan of Merger, dated as of December 2, 2021, by and among the Company, BOA and certain other parties named therein, and the execution and delivery of the Amended and Restated Warrant Agreement, each of the 14,241,666 outstanding warrants of BOA (the “Warrants”) will become one Company Warrant (the “Assignment and Assumption”).

We have examined the Original Warrant Agreement, the form of Amended and Restated Warrant Agreement, and such other documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed, without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, the authenticity of the originals of those latter documents, and the legal capacity of all individuals who have executed any of the documents reviewed by us. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon the factual matters contained in the representations

Morgan, Lewis & Bockius LLP

101 Park Avenue	+1.212.309.6000
New York, NY 10178-0060
United States	+1.212.309.6001

Selina Hospitality Plc

September 30, 2022

and warranties of BOA made in the documents examined by us and upon certificates of public officials and the officers of BOA. We have assumed that each of BOA and the Warrant Agent is validly existing, has duly authorized, executed and delivered the Original Warrant Agreement, will duly authorize, execute and deliver the Amended and Restated Warrant Agreement and had and/or has all requisite legal ability to do so. We have also assumed that pursuant to English law the Company is validly existing, has the power to execute the Amended and Restated Warrant Agreement, and will duly authorize, execute and deliver the Amended and Restated Warrant Agreement and has all requisite legal ability to do so.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that, upon the Assignment and Assumption, the Company Warrants will be legally binding obligations of the Company except: (a) as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the Federal and state securities laws, and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

We are opining solely on all applicable statutory provisions the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision, or otherwise. We express no opinion as to whether the laws of any other jurisdiction (including without limitation the laws of England and Wales) are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any other international, Federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP